EXHIBIT 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

562-435-3666

MOLINA HEALTHCARE TO ACQUIRE

HEALTH CARE HORIZONS IN NEW MEXICO

Company to Host Conference Call to Discuss Acquisition

Long Beach, California (February 23, 2004) — Molina Healthcare, Inc. (NYSE: MOH), a multi-state managed care organization providing quality care and accessible services to low-income families and individuals, today announced that it has signed a definitive agreement to acquire, by merger with a newly-formed Molina Healthcare subsidiary, the capital stock of Health Care Horizons, which is the parent company of Albuquerque, New Mexico-based Cimarron Health Plan, for approximately $69 million (subject to adjustments) plus approximately $5,000,000 in outstanding Health Care Horizons bank debt. The Company intends to fund the acquisition through available cash and expects to close the transaction by the third quarter of 2004, subject to regulatory approvals, the approval of Health Care Horizons shareholders and other closing conditions. Shareholders owning approximately 43.5 percent of the outstanding capital stock of Health Care Horizons have agreed to vote in favor of the transaction.

“This transaction, which is consistent with our expansion strategy, continues the diversification of our revenue stream, while providing a doorway into the attractive and growing New Mexico market,” said J. Mario Molina, M.D., Molina Healthcare’s chairman and chief executive officer. “We estimate the acquisition will generate annualized Medicaid revenues in the range of $255 million to $265 million in 2004. We expect the acquisition to result in approximately $0.05 to $0.07 of accretion to our earnings for the second half of 2004, and $0.14 to $0.18 subsequent to completion of integration”.

Cimarron’s membership is comprised of approximately 66,000 Medicaid members and approximately 42,000 commercial members. Molina Healthcare expects to divest or transition the Cimarron commercial membership at some point in the future and focus on its Medicaid business.

Dr. Molina continued, “We are pleased that our organization is entering the New Mexico market through an entity that has a record of quality care and has strong roots in the community.

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MOH to Acquire Health Care Horizons

February 23, 2004

Cimarron’s focus on quality has earned it an accreditation of Commendable from the National Committee for Quality Assurance for its Medicaid product.”

Conference Call

The Company’s management will host a conference call and webcast to discuss the acquisition. The live broadcast of Molina Healthcare’s conference call will begin at 9:00 a.m. Eastern Time on Tuesday, February 24th. The number to call for this interactive conference call is (212) 346-7460. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to this broadcast can be found on the Company’s website at www.molinahealthcare.com or at www.fulldisclosure.com.

About Health Care Horizons and Cimarron Health Plan

Health Care Horizons is the sole shareholder of Cimarron Health Plan. Cimarron Health Plan is a managed care health plan that was established in New Mexico in 1993. All Cimarron Health Plan services are administered by Health Care Horizons, as its parent company. In 1997 Cimarron was selected as one of three managed care organizations to participate in the Medicaid managed care program of the State of New Mexico. Health Care Horizons also provides third-party administrative services through a separate subsidiary.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. The Company currently operates health plans in California, Washington, Michigan and Utah.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare, the ability of Health Care Horizons to receive shareholder approval of the proposed transaction, delays in completing and costs related to the proposed Health Care Horizons transaction, potential difficulties in integrating the businesses of the Company and Health Care Horizons and other risks as detailed from time to time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

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